Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Hubbell Incorporated (“Hubbell”) on Form S-4 and in the proxy statement/prospectus of Hubbell, which is part of the Registration Statement, of our opinion dated August 23, 2015 appearing as Annex D to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinion of Morgan Stanley & Co. LLC”, “Summary — Reasons for the Reclassification”, “The Reclassification — Background of the Reclassification”, “The Reclassification — Reasons for the Reclassification”, and “The Reclassification — Opinion of Morgan Stanley & Co. LLC”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Jan Lennertz
Jan Lennertz Executive Director

New York, New York

November 19, 2015